Exhibit 99.3
TELECOMMUNICATION SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The transaction and involved entities
     On December 15, 2009, TeleCommunication Systems, Inc. (“TCS”, “our”, “we”, “us”, or the “Company”) completed its acquisition of Networks in Motion, Inc. (“NIM”). The unaudited pro forma condensed consolidated financial statements (“pro forma financial statements”) included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for the purposes of inclusion in our amended Form 8-K prepared in connection with the acquisition of NIM, filed on December 16, 2009.
     The pro forma financial statements are prepared in conformity with SEC, Regulation S-X: Article 3, Rule 3.05, Financial Statements of Businesses Acquired or to be Acquired (“Rule 3.05”) and Article 11, Pro forma Financial Information (“Article 11”). Certain information and disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations.
Periods presented and pro forma information
     The following pro forma financial statements are derived from the historical unaudited financial statements as of and for nine months ended September 30, 2009 and audited annual financial statements for year ended December 31, 2008, of the Company and NIM, respectively. These pro forma financial statements are presented to include the effects of the acquisition of NIM (the “NIM acquisition”) using the acquisition method of accounting and the related TCS Class A common stock and promissory notes issued as part of consideration. The unaudited pro forma financial statements are presented to also include the effects of a note offering completed on November 16, 20091 in which we issued a $103.5 million Convertible Senior Note (the “Notes”); and in conjunction with the sale of the Notes, we entered into hedging and warrant agreements, as described in Note 3, Significant Financing (the sale of the Notes and the related hedging and warrant agreements, collectively referred to herein as the “Note Issuance”).
     Significant assumptions, estimates and adjustments herein have been made solely for purposes of developing these unaudited pro forma financial statements.
     The pro forma financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of TCS, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in TCS’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 and the TCS’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as well as the respective historical financial statements and related notes of NIM, which are attached as Exhibit 99.1 and Exhibit 99.2.
     The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of TCS that would have been reported had the acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of a consolidated entity.

[1]	Under Article 11, we included the issuance of the Notes because the letter of intent for the acquisition of NIM was signed on October 26, 2009 and the purchase agreement for the Notes was executed on November 10, 2009.

TELECOMMUNICATION SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TeleCommunication Systems, Inc.
Pro forma Condensed Consolidated Statement of Financial Position
As of September 30, 2009

	Historical	Historical				Pro forma
(amounts in thousands, except for per share data)	TCS	NIM	Adjustments	Ref.[1]		Consolidated
Assets
Current assets:
Cash and cash equivalents	$79,296	$7,506	$(19,904)	(a	)	$66,898
Accounts receivable, net	42,583	22,509	—			65,092
Unbilled receivables	22,860	—	—			22,860
Inventory	8,879	—	—			8,879
Deferred income tax benefit	9,736	540	2,458	(b	)	12,734
Deferred costs and other current assets	4,221	1,056	—			5,277

Total current assets	167,575	31,611	(17,446)			181,740
Property and equipment, net	15,228	3,440	—			18,668
Software development costs and acquired technology costs, net	9,450	6,942	27,463	(c	)	43,855
Intangible assets, net	3,883	—	20,138	(d	)	24,021
Goodwill	13,377	—	110,754	(e	)	124,131
Deferred income tax benefit	14,322	185	—			14,507
Other assets	3,929	127	2,588	(f	)	6,644

Total assets	$227,764	$42,305	$143,497			$413,566

Liabilities and stockholders’ equity
Current liabilities:
Accts payable and accrued exp.	$26,130	$8,642	$—			$34,772
Accrued payroll and related liabilities	12,724	2,318	—			15,042
Deferred revenue	9,683	134	—			9,817
Deferred income tax liability	—	—	3,898	(b	)	3,898
Current portion of debt, capital leases	—	—	—
and other long-term debt	6,739	1,029	30,000	(g	)	37,768

Total current liabilities	55,276	12,123	33,898			101,297
Deferred income tax liability	—	—	15,499	(b	)	15,499
Capital leases, and long-term debt, less current portion, and other long term debt	21,920	1,598	113,500	(h	)	137,018

Total liabilities	77,196	13,721	162,897			253,814

Stockholders’ equity:
Preferred Stock	—	17,457	(17,457)	(k	)	—
Class A Common Stock	423	7	19,993	(i),	(k)	20,423
Class B Common Stock	64	—	—	(k	)	64
Additional paid-in capital	259,835	1,036	(11,852)	(j),	(k)	249,019
Accumulated other comprehensive income	115	(52)	52	(k	)	115
Accumulated deficit	(109,869)	10,136	(10,136)	(k	)	(109,869)

Total stockholders’ equity	150,568	28,584	(19,400)			159,752

Total liabilities and equity	$227,764	$42,305	$143,497			$413,566

See accompanying notes to the unaudited pro forma condensed consolidated statements.

[1]	See Note 4, Pro forma Adjustments.

TELECOMMUNICATION SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TeleCommunication Systems, Inc.
Pro forma Condensed Consolidated Statement of Operations
Nine months ended September 30, 2009

	Historical	Historical				Pro forma
(amounts in thousands except per share data)	TCS	NIM	Adjustments	Ref.[1]		Consolidated

Revenue
Services	$104,518	$58,108				$162,626
Systems	104,728	—				104,728

Total revenue	209,246	58,108	—			267,354
Direct costs of revenue
Direct cost of services revenue, including amortization of software development costs [3]	58,434	8,213	7,551	(l	)	74,198
Direct cost of systems revenue, including amortization of software development costs	67,307	—				67,307

Total direct cost of revenue	125,741	8,213	7,551			141,505

Services gross profit	46,084	49,895	(7,551)			88,428
Systems gross profit	37,421	—	—			37,421

Total gross profit	83,505	49,895	(7,551)			125,849

Operating costs and expenses
Research and development expense	15,612	15,061	(2,390)	(l	)	28,283
Sales and marketing expense	11,742	6,082				17,824
General and administrative expense	22,955	3,360				26,315
Depreciation and amortization of property and equipment	4,459	1,830	—			6,289
Amortization of acquired intangible assets	381	—	2,014	(m	)	2,395

Total operating costs and expenses	55,149	26,333	(376)			81,106

Income/(loss) from operations	28,356	23,562	(7,175)			44,743

Interest and financing expenses	(784)	(230)	(5,293)	(n	)	(6,307)
Amortization of debt issuance expenses	(74)	—	(388)	(o	)	(462)
Change in fair value of warrant liability	—	10				10
Foreign exchange gain/(loss)	—	36				36
Other income/(expense), net	327	—				327

Income/(loss) before income taxes	27,825	23,378	(12,856)			38,347
Provision for income taxes	(10,941)	(10,405)	5,239	(p	)	(16,107)

Net income/(loss)	$16,884	$12,973	$(7,617)			$22,240

Net income per share-basic	$0.36					$0.45
Net income per share-diluted	$0.33					$0.38

Weighted average shares outstanding-basic	46,865		2,236	(2)		49,101
Weighted average shares outstanding-diluted	51,804		12,238	(2)		64,042

See accompanying notes to the unaudited pro forma condensed consolidated statements.

[1]	See Note 4, Pro forma Adjustments.

[2]	See Note 5, Pro forma Net Income per Common Share.

[3]	Upon NIM’s acquisition, TCS consolidated cost of service revenue will include NIM’s amortization of software development costs.

TELECOMMUNICATION SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TeleCommunication Systems, Inc.
Pro forma Condensed Consolidated Statement of Operations
Year ended December 31, 2008

	Historical	Historical				Pro forma
(amounts in thousands, except for per share data)	TCS	NIM	Adjustments	Ref.[1]		Consolidated
Revenue
Services	$101,359	$41,538	$—			$142,897
Systems	118,783	—	—			118,783

Total revenue	220,142	41,538	—			261,680
Direct costs of revenue
Direct cost of services revenue, including amortization of software development costs [3]	61,594	5,263	12,910	(l	)	79,767
Direct cost of systems revenue, including amortization of software development costs	77,291	—	—			77,291

Total direct cost of revenue	138,885	5,263	12,910			157,058

Services gross profit	39,765	36,275	(12,910)			63,130
Systems gross profit	41,492	—	—			41,492

Total gross profit	81,257	36,275	(12,910)			104,622

Operating costs and expenses
Research and development expense	16,161	13,745	(6,029)	(l	)	23,877
Sales and marketing expense	13,715	7,508	—			21,223
General and administrative expense	28,238	4,967	—			33,205
Depreciation and amortization of property and equipment	5,865	1,419				7,284
Amortization of acquired intangible assets	147	—	2,685	(m	)	2,832

Total operating costs and expenses	64,126	27,639	(3,344)			88,421

Gain on sale of patent	8,060	—	—			8,060

Income/(loss) from operations	25,191	8,636	(9,566)			24,261
Interest and financing expenses	(922)	(294)	(7,058)	(n	)	(8,274)
Amortization of debt issuance expenses	(180)	—	(518)	(o	)	(698)
Change in fair value of warrant liability	—	43				43
Foreign exchange gain/(loss)	—	(67)				(67)
Other income/(expense), net	222	—				222

Income/(loss) before income taxes	24,311	8,318	(17,142)			15,487
Benefit from income tax	33,257	1,583	6,985	(p	)	41,825

Net income/(loss)	$57,568	$9,901	$(10,157)			$57,312

Net income per share-basic	$1.34					$1.27
Net income per share-diluted	$1.23					$1.02
Weighted average shares outstanding-basic	43,063		2,236	(2)		45,299
Weighted average shares outstanding-diluted	46,644		12,238	(2)		58,882
See accompanying notes to the unaudited pro forma condensed consolidated statements.

[1]	See Note 4, Pro forma Adjustments.

[2]	See Note 5, Pro forma Net Income per Common Share.

[3]	Upon NIM’s acquisition TCS consolidated cost of service revenue will include NIM’s amortization of software development costs.

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Basis of Pro forma Presentation
Basis of Pro forma Presentation
     The following pro forma financial statements are derived from the historical unaudited financial statements as of and for the nine months ended September 30, 2009 and audited annual financial statements for the year ended December 31, 2008, of the Company and NIM.
     The pro forma financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that would have been reported had the NIM acquisition and the sale of the Notes been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position.
     The historical financial statements of the Company and NIM should be read in conjunction with these pro forma financial statements. The Company’s historical financial statements are filed with the SEC on our Annual Report on Form 10-K, as amended for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are incorporated herein by reference. NIM’s historical annual and interim financial statements are included with this filing as exhibits 99.1 and 99.2.
Use of Estimates and Forward Looking Statements
     Significant assumptions, estimates and adjustments herein have been made solely for purposes of developing these pro forma financial statements for illustrative purposes. These adjustments are described in Note 4, Pro forma The pro forma financial statements and the related notes thereto contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated, including those risk factors included in our filings with the SEC such as in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in the pro forma financial statements and the related notes thereto that are forward-looking include, but are not limited to statements: (a) about TCS’s expectations regarding the effect on the conversion premium of the Notes from the convertible note hedge and warrant transactions and various derivative transactions and (b) regarding the enhancement of TCS’s portfolio of location based applications and the deepening of the Company’s relationship with three of the largest North American wireless carriers.
     Additional risks and uncertainties are described in the Company’s filings with the SEC. These include without limitation risks and uncertainties relating to the Company’s financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for TCS products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into TCS’s products, (v) expand TCS’s sales and business offerings in the wireless communications industry, (vi) develop software and provide services without any errors or defects, (vii) have sufficient capital resources to fund TCS’s operations, (viii) protect its intellectual property rights, (ix) successfully integrate the assets and personnel obtained in its acquisitions and investments, (x) not incur substantial costs from product liability claims relating to its software, and (xi) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in these pro forma financial statements and related notes, whether as a result of new information, future events or circumstances, or otherwise.

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NIM Business Combination
     Upon NIM’s acquisition completion date, on December 15, 2009, in accordance with the Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), the business combination was accounted for under the “acquisition method.” Accordingly, the total estimated purchase price described in Note 2, Acquisition of NIM, is allocated to the assets acquired and liabilities assumed in connection with the acquisition, based on their estimated fair values as of the effective date of the acquisition. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change as the company finalizes the allocation.
     Pursuant to Rule 3.05, we have provided the pro forma results herein of our acquisition of NIM on December 15, 2009, presented in accordance with Article 11:
•	The unaudited pro forma condensed consolidated balance sheet, as of September 30, 2009, has been presented as if the acquisition of NIM and the sale of the Notes had occurred on September 30, 2009.

•	The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2008 and the nine months ended and September 30, 2009 have been presented as if the acquisition of NIM and the sale of the Note Issuance occurred on January 1, 2008.
Other Business Combinations
     During our 2009 annual reporting period, the Company acquired multiple businesses, as described in the following; these acquisitions were accounted for under the acquisition method in accordance with ASC 805.
     During our 2009 second quarter, on May 19, 2009, the company completed its acquisition of substantially all the assets of Location Logic, LLC (“Location Logic”), formerly Autodesk, Inc’s location services business. The business is reported as part of TCS’s commercial services segment. The purchase price of the Location Logic’s assets was $25 million, comprised of $15 million paid in cash and $10 million, or approximately 1.4 million shares, in the Company’s Class A Common Stock. The acquisition cash came from a combination of available funds from operations and borrowings against the Company’s new term debt facility. The acquisition of Location Logic’s assets has been assessed as insignificant under Rule 3.05. The financial information provided herein includes the effects of the Company’s acquisition of the Location Logic’s assets at its completed acquisition date of May 19, 2009.
     During our 2009 fourth quarter, we completed three acquisitions: (i) Solvern Innovations, Inc. (Solvern), (ii) Sidereal Solutions, Inc. (Sidereal) and (iii) NIM. Under Rule 3.05, the acquisitions of Location Logic, Solvern and Sidereal were insignificant individually and in aggregate to the Company.
     Accordingly, Solvern and Sidereal acquisition effects will be presented as of their acquisition date in the Company’s Annual Report filing on Form 10-K, for the year ended December 31, 2009; and are described here for the convenience of our shareholders.
•	On November 3, 2009, we purchased of all of the outstanding stock of Solvern, a communications technology company focused on cyber-security. The Solvern business will be reported as part of our Government Segment services category. Solvern’s purchase consideration included cash, approximately one million shares of the Company’s Class A common stock, and contingent consideration based on the business’s gross profit in 2010 and 2011.

•	On November 16, 2009, the Company completed the acquisition of substantially all of the assets of privately-held Sidereal, a satellite communications technology engineering, operations and maintenance support service company. The business will be reported as part of the Government Segment services category. Consideration for the purchase of the Sidereal assets included cash and approximately 244,200 shares of the Company’s Class A common stock, and contingent consideration based on the business’s gross profit in 2010 and 2011.

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 2. Acquisition of NIM
Fair Value of Consideration
          On December 15, 2009, the Company completed its previously announced acquisition of NIM. The addition of NIM enhances TCS’s portfolio of location based applications and deepens the Company’s relationship with three of the largest North American wireless carriers. The acquisition was made pursuant to an Agreement and Plan of Merger dated November 25, 2009 (the “Merger Agreement”) by and among the Company, NIM, Olympus Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and G. Bradford Jones, as stockholders’ representative. Mr. Jones subsequently assigned his duties as stockholders’ representative to Stockholder Representative Services LLC. Under the terms of the Merger Agreement, Merger Sub merged (the “Merger”) with and into NIM, with NIM surviving the Merger as a wholly-owned subsidiary of the Company.
          Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger on December 15, 2009, (i) shares of NIM’s outstanding preferred stock automatically converted into shares of NIM common stock in accordance with the terms of NIM’s Certificate of Incorporation, as amended, and (ii) shares of NIM’s outstanding common stock, warrants and certain options were canceled and converted in exchange for the right to receive, following surrender of stock certificates, if applicable, and the execution and delivery of certain other documents required by the Merger Agreement, the following: (i) an aggregate amount in cash equal to $110 million, plus or minus customary working capital and excess cash adjustments; (ii) 2,236,258 shares of Class A common stock, par value $0.01 per share, of the Company; (iii) an aggregate of $20 million principal amount payable in promissory notes of the Company which mature on the one-year anniversary of the closing date of the Merger; and (iv) an aggregate of $20 million principal amount payable in promissory notes of the Company, $10 million of which matures on the one-year anniversary of the closing date of the Merger, $5 million of which matures on the date which is eighteen months following the closing date of the Merger and $5 million of which matures on the second anniversary of the closing date of the Merger.
          In summary, TCS tendered fair value consideration of $170 million to former NIM shareholders, $110 million in cash, $40 million in promissory notes, and approximately 2.2 million shares of TCS Class A common stock valued at $20 million, based on the value of our common stock price on the acquisition’s closing date. The promissory notes bear simple interest at 6% and are due in three installments: $30 million on the 12-month anniversary of the closing, $5 million on the 18-month anniversary of the closing, and $5 million on the 24-month anniversary of the closing, subject to escrow adjustments.

As of
Preliminary fair value of consideration at acquisition date (in thousands)	December 15, 2009
Cash and cash equivalents	$110,000
Promissory notes	40,000
Class A common stock (2,236,258 shares)	20,000

Total fair value of consideration	$170,000

Total acquisition price	$170,000

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Purchase Price Allocation
          Under the acquisition method of accounting, the total estimated purchase price is allocated to NIM’s net tangible and intangible assets and assumed liabilities based on their estimated fair values as of December 15, 2009, the acquisition completion date. Based on the Company’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these pro forma financial statements, the preliminary estimated purchase price is allocated as follows:

As of
NIM Purchase price allocation at acquisition date (in thousands)	December 15, 2009
Cash and cash equivalents	$1,736
Accounts receivable	12,880
Prepaid expenses and other current assets	10,337
Property and equipment	3,293
Capitalized software development costs	34,405
Other intangibles — customer relationships	20,138
Other assets	425
Accounts payable	(3,619)
Other accrued liabilities	(6,092)
Deferred revenue	(445)
Deferred tax asset, net	(16,939)

Total net assets	56,119
Goodwill	113,881

Total estimated purchase price	$170,000

          Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.
Goodwill and Other Intangibles Acquired
          Of the total estimated purchase price of $170 million, approximately $113.9 million has been preliminarily allocated to goodwill and $54.5 million to acquired definite-lived intangible assets, which consists of the value assigned to NIM’s customer relationships of $20.1 million, and developed technology of $34.4 million classified as capitalized software development costs in the unaudited pro forma condensed consolidated statement of position.

As of
Goodwill and intangibles acquired (in thousands)	December 15, 2009
Capitalized software development costs	$34,405
Customer relationships	20,138
Preliminary estimate of goodwill	113,881

Total goodwill and intangible assets acquired	$168,424

          The value assigned to NIM’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the date the acquisition was consummated, taking into consideration estimated future attrition. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net of capital charges for other tangible and intangible assets that contribute to the projected cash flow from those customers. The projected revenues were based on assumed revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue. Net capital charges for assets that contribute to projected customer cash flow were based on the estimated fair value of those assets. A discount rate of 18% was deemed appropriate for valuing the existing customer base and was based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital and the risk of other tangible and intangible assets. TCS expects to amortize the value of NIM’s customer relationships proportionally to the respective discounted cash flows over seven and half years. Amortization of customer relationships is not deductible for tax purposes.

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
          The value assigned to NIM’s acquired technology was determined by discounting the estimated future cash flows to existing and new customer sales projections. The existing technology discounted cash flows were determined by discounting a royalty charge for the use of NIM’s technology sold to existing customers. The valuation of existing technology was then added to the present value of the new technology intangible, which was based on a discounted value on the projection of future sales. The revenue projections used to value the developed technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by NIM and its competitors.
          A discount rate of 18% was deemed appropriate for valuing developed technology and was based on the risks associated with the respective cash flows, taking into consideration the Company’s weighted average cost of capital. TCS expects to amortize the developed technology on a straight-line basis over five years. Amortization of developed technology is not deductible for tax purposes.
          Of the total estimated purchase price, approximately $113.9 million is goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. In accordance with ASC 350, “Intangibles-Goodwill and Other,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment arise).
Definite-lived Intangibles Amortization
          The Company amortizes the acquired developed technology as part of cost of services revenue. NIM’s acquired intangibles are amortized based on the straight-line method using the useful lives in the following table:

	As of
Definite-Lived intangible amortization (in thousands)	December 15, 2009	Useful Lives
Capitalized software development costs	$34,405	5.0
Customer relationships	20,138	7.5

Totals	$54,543

Note 3. Significant Financing
     During 2009, the Company entered into multiple financing agreements to fund corporate initiatives. Some of the proceeds from the Notes issued on November 16, 2009 were used to acquire NIM. Concurrent with the issuance of the Notes, we entered into convertible note hedge transactions and warrant transactions, also detailed below, that are expected to reduce the potential dilution associated with the conversion of the Notes.
4.5% Convertible Senior Notes
          On November 10, 2009, the Company entered into an agreement (the “Purchase Agreement”) under which it agreed to sell $103.5 million aggregate principal amount of 4.5% Convertible Senior Notes due 2014.
          Holders may convert the Notes at their option on any day prior to the close of business on the second “scheduled trading day” (as defined in the Indenture) immediately preceding November 1, 2014. The conversion rate will initially be 96.637 shares of Class A common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $10.35 per share of Class A common stock. The effect of the convertible note hedge and warrant transactions, described below increased the effective conversion premium of the Notes to 60% above the November 10th closing price, to $12.74 per share.
          The convertible note hedge transactions cover, subject to adjustments, 10,001,303 shares of Class A common stock. Also, in connection with the sale of the Notes, the Company entered into separate warrant transactions with certain counterparties (collectively, the “Warrant Dealers”). The Company sold to the Warrant Dealers the warrants to purchase in the aggregate 10,001,303 shares of Class A common stock, subject to adjustments, at an exercise price of $12.74 per share of Class A common stock. The Company offered and sold the warrants to the counterparties in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     The Company used a portion of the gross proceeds of the offering to pay the Company’s cost of the convertible note hedge transactions. The convertible note hedge and the warrant transactions are separate transactions; each entered into by the Company with the counterparties, which are not part of the terms of the Notes and will not affect the holders’ rights under the Notes. The cost of the convertible note hedge transactions to the Company was approximately $23.8 million net of tax, and has been accounted for as an equity transaction in accordance with ASC 815-40, Contracts in Entity’s own Equity. The Company received proceeds of approximately $13 million related to the sale of the warrants, which has also been classified as equity as the warrants meet the classification criteria under ASC 815-40-25, in which the warrants and the convertible note hedge transactions require settlements in shares and provide the Company with the choice of a net cash or common shares settlement. As the convertible note hedge and warrants are indexed to our common stock, we recognized them in permanent equity in Additional paid-in capital, and will not recognize subsequent changes in fair value as long as the instruments remain classified as equity.
     Accordingly, we received approximately $90 million of net proceeds from the debt financing; estimated offering costs of approximately $2.6 million will be amortized using the straight-line method for a period of five years.

As of
Note Issuance
Net proceeds from the Note Issuance (in thousands)	November 16, 2009
4.5% convertible senior notes due 2014	$103,500
Warrant transactions	12,959
Convertible note hedge transactions	(23,775)
Issuance costs	(2,588)

Net proceeds from the Note Issuance	$90,096

Note 4. Pro forma Adjustments (amounts in thousands)
          Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to NIM’s net assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible, and to reflect the interest and amortization of deferred financing costs.
          The pro forma financial statements do not include adjustments for liabilities related to business integration activities as management is in the process of assessing what, if any, future actions are appropriate. However, expenses ultimately may be recorded for costs associated with business integration activities in the Company’s consolidated financial statements.
     The following describes the pro forma adjustments related to the NIM acquisition made in the accompanying unaudited pro forma condensed consolidated statement of financial position as of September 30, 2009, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 (amounts in thousands):
a)	As per Note 2, Acquisition of NIM, TCS issued former NIM shareholders $110 million in cash, $40 million in promissory notes, and approximately 2.2 million shares of TCS Class A common stock valued at $20 million, based on the volume weighted average stock price for 10 days prior to close. The promissory notes bear simple interest at 6% and are due in three installments: $30 million on the 12 month anniversary of the closing, $5 million on the 18 month anniversary of the closing, and $5 million on the 24 month anniversary of the closing, subject to escrow adjustments. Accordingly, we recorded a pro forma cash adjustment of $19.9 million, in recognition of approximately $90 million in net proceeds received from the Note Issuance:

Pro forma, as of
Pro forma cash adjustment (in thousands)	September 30, 2009
Net proceeds from the sale of the Notes, described in Note 3	$90,096
Cash consideration for acquisition of NIM	(110,000)

Pro forma cash adjustment	$(19,904)

b)	To record pro forma deferred tax asset (DTA) due to the acceleration of NIM’s stock-options on acquisition date and, to record adjustment to short-term deferred tax liabilities (DTL) related to the acquired fair value of definite-

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
lived intangible assets using an estimated pro forma consolidated effective tax rate of 40.75%, as shown in the following table:

	Pro forma	Pro forma
	Short-term DTA/(DTL),	Long-term DTA/(DTL),
Pro forma deferred tax asset/(liability) (in thousands)	as of September 30, 2009	as of September 30, 2009
Deferred tax asset — net operating loss	$2,458	$—
Increase in definite-lived intangibles acquired	(3,898)	(15,499)

Pro forma net deferred tax liability	$(1,440)	$(15,499)

c)	To record the $27,463 difference between the historical balance of NIM’s net capitalized software intangible asset, and the preliminary appraised fair value of NIM technology intangible acquired.

d)	To record the $20,138 increase in other intangibles, due to the higher appraised fair value of acquired customer relationship intangible.

e)	To record acquired goodwill from the NIM acquisition and the pro forma elimination of NIM net assets acquired as of September 30, 2009, the pro forma acquisition date:

Pro forma, as of
Pro forma goodwill (in thousands)	September 30, 2009
Purchase price	$170,000
Pro forma NIM net assets acquired	(59,246)

Pro forma adjustment to goodwill	$110,754

f)	To record capitalized debt issuance cost of $2,588 from the Notes transaction.

g)	The record $30 million in current portion of promissory notes to sellers of NIM, issued as part of consideration as described in the above-mentioned Note 3(a).

h)	To record issuance of the $103.5 million Notes and $10 million in non-current portion promissory notes to fund consideration for the NIM acquisition as described in Note 3(a).

i)	To record the fair value of $20 million of TCS’s Class A common stock issued as part of consideration and a $28.6 million elimination of NIM’s shareholders’ equity, referenced below in Note 4(k).

j)	To record $13 million of warrants and $23.8 million of convertible note hedging transactions related to the sale of the Notes.

k)	To eliminate NIM shareholders’ equity.
The following table details our pro forma adjustments to shareholders’ equity, which include the convertible note hedge and warrant transactions (described in Note 3, Significant Financing) and our Class A common stock consideration of 2.2 million shares (Note 2, Acquisition of NIM).

Pro forma, as of
Pro forma adjustments to shareholders’ equity (in thousands)	September 30, 2009
Beginning pro forma condensed consolidated shareholders’ equity	$179,152
Elimination of NIM shareholders’ equity	(28,584)

150,568
Fair value of consideration in common shares:
TCS Class A common stock issuance of 2.2 million shares	20,000

170,568
Adjustments due to convertible note issuance:
Warrant transactions	12,959
Convertible note hedging transactions	(23,775)

Adjusted pro forma condensed consolidated shareholders’ equity	$159,752

l)	To record reclassification of software porting costs from research and development to cost of services revenue, in order to conform with TCS financial statement presentation practice. Cost of services revenue is also increased

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
by the straight-line amortization of the acquired capitalized software development of approximately $5.2 million for the nine months ended September 30, 2009 and $6.9 million for the year ended December 31, 2008.

	Pro forma	Pro forma
	Nine month ended	Year ended
Pro forma adjustments to cost of service revenue (in thousands)	September 30, 2009	December 31, 2008
Amortization of capitalized development software costs, net	$5,161	$6,881
Reclassification from R&D expense to cost of services revenue	2,390	6,029

Total pro forma acquired technology intangible amortization adjustment	$7,551	$12,910

m)	To record pro forma intangible amortization for acquired customer relationships, utilizing straight-line method.

	Pro forma	Pro forma
	Nine month ended	Year Ended
Pro forma definite-lived intangible amortization expense (in thousands)	September 30, 2009	December 31, 2008
Acquired customer relationship intangible amortization adjustment	$2,014	$2,685
n)	To record interest expense from the sale of the Notes and promissory notes. The table below assumes constant interest rates and principal amounts with those as of the date of issuance.

			Pro forma	Pro forma
	Effective	Pro forma balances,	Nine month ended	Year Ended
Pro forma interest expense (in thousands)	Interest Rate	as of Sept. 30, 2009	September 30, 2009	December 31, 2008
4.5% convertible senior notes due 2014	4.50%	$103,500	$3,493	$4,658
Current promissory notes	6.00%	30,000	1,350	1,800
Non-current promissory notes	6.00%	10,000	450	600

		$143,500	$5,293	$7,058

o)	To record amortization of our debt issuance expense related to the sale of the Notes using straight-line amortization over the borrowing period of five years.

		Pro forma	Pro forma
	Pro forma balance,	Nine month ended	Year Ended
Pro forma debt issuance costs amortization (in thousands)	as of Sept. 30, 2009	September 30, 2009	December 31, 2008
Capitilized debt issuance costs amortization expense	$2,588	$388	$518
p)	To record the tax benefit due to net pro forma expense adjustments based on an estimated pro forma consolidated rate of 40.75%.

	Pro forma		Pro forma
Pro forma tax benefit (in thousands)	Income Adjustments	Effective Tax Rate	Tax Benefit
Nine month ended
September 2009 Pro forma before tax net income adjustments	$12,856	40.75%	$5,239
Year ended
December 2008 Pro forma before tax net income adjustments	$17,142	40.75%	$6,985
Note 5: Pro forma Net Income per Common Share
     The calculation of basic earnings (loss) per share is based on the weighted-average number of the shares of the Company’s Class A common stock outstanding, on a pro forma basis, during the applicable period. The calculation for pro forma diluted earnings (loss) per share recognizes the effect of all potentially dilutive shares of Class A common stock that were outstanding during the respective periods, unless their impact would be anti-dilutive.

TELECOMMUNICATION SYSTEMS, INC.
NOTES TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Diluted earnings per share recognize the dilution that would occur if securities or other contracts to issue Class A common stock were exercised or converted into shares of Class A common stock; these potential shares arise from Class A common stock options, convertible debt, and call options. The Company applies an “if-converted” method under GAAP to calculate the impact of the convertible Notes on diluted earnings per share. Accordingly, the Company adds the after-tax interest expense attributable to the Notes back to the numerator, and adds to the denominator the number of potential shares of Class A common stock underlying the Notes.
     The pro forma basic earnings per share amounts presented in our unaudited pro forma condensed consolidated statements of operations are based upon the weighted average number of our Class A common stock outstanding. Pro forma diluted earnings per share are adjusted for additional stock issuance and dilutive effects of the Notes utilizing the “if-converted” method in the following:

	Pro forma	Pro forma
	Nine month ended	Year ended
Pro forma EPS (in thousands, except for per share data)	September 30, 2009	December 31, 2008
Revenues	$267,354	$261,680
Net income	$22,240	$57,312

Weighted average common shares outstanding	49,101	45,299

Dilutive Effects:
Employee stock plans	4,939	3,195
Warrants	—	386
4.5% Convertible Senior Notes due 2014	10,002	10,002

Diluted weighted average Class A common stock outstanding	64,042	58,882

Basic earnings per share	$0.45	$1.27

Diluted earnings per share	$0.38	$1.02